Exhibit 10.1

SECOND AMENDMENT TO THE PURCHASE AGREEMENT

ENTERED INTO ON MAY 1, 2019

THIS SECOND AMENDMENT to the Purchase Agreement (as defined below) (the “Amendment”) is entered into as of May 18, 2023 (the “Effective Date”), by and between RELIANCE GLOBAL GROUP, INC., a Florida corporation (the “Company”), Fortman Insurance Services, LLC, an Ohio limited liability company (the “Subsidiary”), Fortman Insurance Agency, LLC, an Ohio limited liability company (the “Seller”), Jonathan Fortman (“First Holder”), and Zachary Fortman (“Second Holder”, and collectively with the First Holder, the “Holders”) (the Company, Subsidiary, Seller, and Holders are collectively referred to herein as the “Parties”).

BACKGROUND

A. Subsidiary, Seller, and Holders entered into that certain purchase agreement on or around May 1, 2019, with respect to the Subsidiary’s acquisition of the business and certain assets of the Seller, which was amended in August of 2022 (as amended from time to time, the “Purchase Agreement”); and

B. The Parties desire to amend the Purchase Agreement as set forth expressly below.

NOW THEREFORE, in consideration of the execution and delivery of the Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. The Parties hereby acknowledge and agree that the new total sum owed to the Seller and Holders under the Purchase Agreement as of the Effective Date, including but not limited to the remainder of the Purchase Price (as defined in the Purchase Agreement) and Earn-Out Payment (as defined in the Purchase Agreement), including calculated and agreed upon total interest, is equal to $616,850.00 to the First Holder (the “First Holder Total Agreed Upon Payment”) and $616,850.00 to the Second Holder (the “Second Holder Total Agreed Upon Payment”). In addition, the Parties have agreed to increase both the First Holder Total Agreed Upon Payment and the Second Holder Total Agreed Upon Payment by an additional $100,000 in connection with the execution of this Amendment, resulting in a total payment to the First Holder of $716,850.00 (the “First Holder Total All-In Payment”) and total payment to the Second Holder of $716,850.00 (the “Second Holder Total All-In Payment”).

2. For full satisfaction of the First Holder Total All-In Payment, the Company shall issue 176,130 shares of Common Stock (as defined below) (the “First Holder Shares”), to the First Holder within ten (10) business days after the Effective Date. Seller and First Holder understand that, until such time as the First Holder Shares have been registered under the Securities Act of 1933, as amended, or may be sold pursuant to Rule 144, Rule 144A, Regulation S, or other applicable exemption without any restriction, the First Holder Shares may bear a restrictive legend.

3. For full satisfaction of the Second Holder Total All-In Payment, the Company shall issue 176,130 shares of Common Stock (the “Second Holder Shares”) to the Second Holder within ten (10) business days after the Effective Date. Seller and Second Holder understand that, until such time as the Second Holder Shares have been registered under the Securities Act of 1933, as amended, or may be sold pursuant to Rule 144, Rule 144A, Regulation S, or other applicable exemption without any restriction, the Second Holder Shares may bear a restrictive legend.

4. If the Nasdaq official closing price of the Company’s common stock, par value $0.086 per share (the “Common Stock”), is less than $4.07 on November 18, 2023 (the “Calculation Date”) according to Nasdaq’s official NOCP website (https://www.nasdaq.com/market-activity/stocks/reli/historical-nocp), then the Company shall pay the First Holder Make-Up Payment (as defined in this Amendment) to the First Holder within fifteen (15) business days after the Calculation Date. The “First Holder Make-Up Payment” shall mean an amount in cash equal to $616,850.00 minus First Holder Shares Value (as defined in this Amendment). The “First Holder Shares Value” shall mean 176,130 (subject to appropriate adjustments for any stock dividend, stock split, stock combination, rights offerings, reclassification or similar transaction that proportionately decreases or increases the Common Stock) multiplied by the Nasdaq official closing price of the Common Stock on the Calculation Date according to Nasdaq’s official NOCP website (https://www.nasdaq.com/market-activity/stocks/reli/historical-nocp). For the avoidance of doubt, if the First Holder Make-Up Payment is equal to or less than $0.00, then the Company shall not pay any First Holder Make-Up Payment.

5. If the Nasdaq official closing price of the Common Stock is less than $4.07 on November 18, 2023 (the “Calculation Date”) according to Nasdaq’s official NOCP website (https://www.nasdaq.com/market-activity/stocks/reli/historical-nocp), then the Company shall pay the Second Holder Make-Up Payment (as defined in this Amendment) to the Second Holder within fifteen (15) business days after the Calculation Date. The “Second Holder Make-Up Payment” shall mean an amount in cash equal to $616,850.00 minus Second Holder Shares Value (as defined in this Amendment). The “Second Holder Shares Value” shall mean 176,130 (subject to appropriate adjustments for any stock dividend, stock split, stock combination, rights offerings, reclassification or similar transaction that proportionately decreases or increases the Common Stock) multiplied by the Nasdaq official closing price of the Common Stock on the Calculation Date according to Nasdaq’s official NOCP website (https://www.nasdaq.com/market-activity/stocks/reli/historical-nocp). For the avoidance of doubt, if the Second Holder Make-Up Payment is equal to or less than $0.00, then the Company shall not pay any Second Holder Make-Up Payment

6. The Holders each represent and warrant that, as of the Effective Date, each of the Holders are an “accredited investor” as defined in Rule 501(a) under the Securities Act.

7. All questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be governed by and construed and enforced in accordance with the laws of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Amendment (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state or federal courts located in New York, New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state or federal courts sitting in New York, New York, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such action or proceeding is improper or is an inconvenient venue for such proceeding.

8. This Amendment shall be deemed part of, but shall take precedence over and supersede any provisions to the contrary contained in the Purchase Agreement. Except as specifically modified hereby, all of the provisions of the Purchase Agreement, which are not in conflict with the terms of this Amendment, shall remain in full force and effect.

[Signature page to follow]

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the date first above written.

RELIANCE GLOBAL GROUP, INC.		FORTMAN INSURANCE AGENCY, LLC

By:	/s/ Joel Markovits	By:	/s/ Jonathan Fortman
Name:	Joel Markovits	Name:	Jonathan Fortman
Title:	Chief Financial Officer	Title:	Member

FORTMAN INSURANCE SERVICES, LLC		By:	/s/ Jonathan Fortman
Jonathan Fortman, an individual

By:	/s/ Ezra Beyman
Name:	Ezra Beyman	By:	/s/ Zachary Fortman
Title:	Manager	Zachary Fortman, an individual

Exhibit A

(see attached)